Exhibit 99.1
HOLLEY INTERMEDIATE HOLDINGS, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	As of June 27, 2021	As of December 31, 2020
ASSETS
Cash and cash equivalents	$55,665	$71,674
Accounts receivable, less allowance for credit losses of $ 1,570 and $ 1,240 , respectively	62,873	47,341
Inventory	134,833	133,928
Prepaids and other current assets	7,836	5,037

Total current assets	261,207	257,980

Property, plant, and equipment, net	49,692	43,729
Goodwill	377,368	359,099
Other intangibles assets, net	425,423	404,522

Total assets	$1,113,690	$1,065,330

LIABILITIES AND STOCKHOLDER’S EQUITY

Accounts payable	$42,744	$34,601
Accrued interest	5,687	6,588
Accrued liabilities	29,096	26,092
Acquisition contingent consideration payable	24,373	9,200
Current portion of long-term debt	5,528	5,528

Total current liabilities	107,428	82,009

Long-term debt, net of current portion	649,874	649,458
Long-term debt due to related party	20,000	20,000
Deferred taxes	72,538	71,336
Other noncurrent liabilities	2,146	2,146

Total liabilities	851,986	824,949

Commitments and contingencies (Refer to Note 13 - Commitments and Contingencies)

Common stock, $1.00 par value, 100 shares authorized, issued and outstanding	—	—
Additional paid-in capital	239,152	238,890
Accumulated other comprehensive loss	(655)	(674)
Retained earnings	23,207	2,165

Total stockholder’s equity	261,704	240,381

Total liabilities and stockholder’s equity	$1,113,690	$1,065,330

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

HOLLEY INTERMEDIATE HOLDINGS, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)
(unaudited)

	For the thirteen weeks ended		For the twenty-six weeks ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Net sales	$193,041	$125,296	$353,373	$232,453
Cost of goods sold	111,841	70,468	206,494	134,292

Gross profit	81,200	54,828	146,879	98,161

Selling, general, and administrative	26,190	16,294	50,202	31,487
Research and development costs	7,065	5,595	13,034	11,216
Amortization of intangibles	3,502	2,701	6,838	5,400
Acquisition and restructuring costs	2,676	3,118	21,509	4,532
Related party acquisition and management fee costs	1,658	880	2,539	1,771
Other expense (income)	47	(109)	(86)	(268)

Total operating expenses	41,138	28,479	94,036	54,138

Operating income	40,062	26,349	52,843	44,023

Interest expense	11,174	11,013	21,245	22,518

Income before income taxes	28,888	15,336	31,598	21,505

Income tax expense	5,790	2,827	10,556	4,144

Net income	$23,098	$12,509	$21,042	$17,361

Comprehensive income:

Foreign currency translation adjustment	35	—	19	—

Total comprehensive income	$23,133	$12,509	$21,061	$17,361

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

HOLLEY INTERMEDIATE HOLDINGS, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY
(in thousands, except share data)
(unaudited)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Total
Balance at December 31, 2019	100	$—	$236,503	$(397)	$(30,692)	$205,414
Net income	—	—	—	—	4,852	4,852
Equity compensation	—	—	121	—	—	121
Balance at March 29, 2020	100	—	236,624	(397)	(25,840)	210,387

Net income	—	—	—	—	12,509	12,509
Equity compensation	—	—	114	—	—	114
Capital distributions	—	—	(100)	—	—	(100)

Balance at June 28, 2020	100	$—	$236,638	$(397)	$(13,331)	$222,910

Balance at December 31, 2020	100	$—	$238,890	$(674)	$2,165	$240,381
Net loss	—	—	—	—	(2,056)	(2,056)
Equity compensation	—	—	131	—	—	131
Foreign currency translation	—	—	—	(16)	—	(16)

Balance at March 28, 2021	100	—	239,021	(690)	109	238,440
Net income	—	—	—	—	23,098	23,098
Equity compensation	—	—	131	—	—	131
Foreign currency translation	—	—	—	35	—	35

Balance at June 27, 2021	100	$—	$239,152	$(655)	$23,207	$261,704

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

HOLLEY INTERMEDIATE HOLDINGS, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the twenty-six weeks ended
	June 27, 2021	June 28, 2020
OPERATING ACTIVITIES
Net income	$21,042	$17,361
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	4,453	4,013
Amortization of intangible assets	6,838	5,400
Amortization of deferred loan costs	1,955	1,472
Increase in acquisition earn out liability	17,173	—
Equity compensation	262	235
Change in deferred taxes	1,188	451
Loss (gain) on disposal of property, plant and equipment	(282)	28
Allowance for credit losses	410	176
Change in operating assets and liabilities:
Accounts receivable	(12,457)	(16,707)
Inventories	2,465	25,044
Prepaids and other current assets	(2,295)	593
Accounts payable	6,038	818
Accrued interest	(901)	(417)
Accrued liabilities	508	4,982

Net cash from operating activities	46,397	43,449

INVESTING ACTIVITIES
Capital expenditures	(7,141)	(3,435)
Proceeds from the disposal of fixed assets	285	—
Cash paid for acquisitions, net	(54,011)	—
Trademark acquisition	—	(50)

Net cash used in investing activities	(60,867)	(3,485)

FINANCING ACTIVITIES
Net change under revolving credit agreement	—	27,500
Principal payments on long-term debt	(1,539)	(950)
Capital distributions	—	(100)

Net cash (used in) from financing activities	(1,539)	26,450

Net change in cash and cash equivalents	(16,009)	66,414
Cash and cash equivalents:
Beginning of period	71,674	8,335

End of period	$55,665	$74,749

Supplemental disclosures of cash flow information:
Cash paid for interest	$20,191	$21,464
Cash paid for income taxes	$7,182	$—
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

HOLLEY INTERMEDIATE HOLDINGS, INC. and SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share data)
(unaudited)
1. Description of the Business, Basis of Presentation, and Summary of Significant Accounting Policies
Holley Intermediate Holdings, Inc. and Subsidiaries (“Holdings” or the “Company”), a Delaware corporation, was incorporated on October 25, 2018 to effect the merger of Driven Performance Brands, Inc. (“Driven”) and the purchase of High Performance Industries, Inc. (“HPI”). The Company is a 100% owned subsidiary of Holley Parent Holdings, LLC (“Parent”). Investment funds managed by Sentinel Capital Partners hold a controlling interest in Parent. The Company designs, manufactures and distributes performance automotive products to customers primarily in the United States, Canada and Europe. The Company is a leading manufacturer of a diversified line of performance automotive products, including carburetors, fuel pumps, fuel injection systems, nitrous oxide injection systems, superchargers, exhaust headers, mufflers, distributors, ignition components, engine tuners and automotive performance plumbing products that are produced through its two major subsidiaries, Holley Performance Products Inc. (“Holley”) and Hot Rod Brands Holdings LLC. (“Hot Rod Brands”). The Company is also a leading manufacturer of exhaust products as well as shifters, converters, transmission kits, transmissions, tuners and automotive software. The Company’s products are designed to enhance street, off-road,
recreational and competitive vehicle performance through increased horsepower, torque and drivability. The Company has locations in North America, Canada, Italy and China.
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted (“GAAP”) in the United States of America (“U.S.” or “United States”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2020. In management’s opinion, the unaudited interim condensed consolidated financial statements reflect all adjustments, which are of a normal and recurring nature, that are necessary for a fair presentation of financial results for the interim periods presented. Operating results for any quarter are not necessarily indicative of the results for the full fiscal year.
The Company operates on a calendar year that ends on December 31, 2021 and 2020. The three and six month periods ended June 27, 2021 and June 28, 2020 each included 13 weeks and 26 weeks, respectively.
Principles of Consolidation
These unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.
Summary of Significant Accounting Policies
There have been no changes to our significant accounting policies described in our audited consolidated financial statements as of and for the year ended December 31, 2020 that have had a material impact on our condensed consolidated financial statements and related notes.

REVENUE RECOGNITION
The Company recognizes revenue with customers when control of the promised goods transfers to the customer. This generally occurs when the product is delivered to the customer. Revenue is recorded at the amount of consideration the Company expects to be entitled to in exchange for the delivered goods, which includes an estimate of variable consideration, expected returns, or refunds when applicable. The Company estimates variable consideration, such as sales incentives, by using the most likely amount approach, which considers the single most likely amount from a range of possible consideration amounts. Estimates of variable consideration result in an adjustment to the transaction price such that it is probable that a significant reversal of cumulative revenue would not occur in the future. Sales incentives and allowances are recognized as a reduction to revenue at the time of the related sale. Revenue is recorded net of sales tax. Shipping and handling fees billed to customers are included in net sales, while costs of shipping and handling are included in cost of sales.
FAIR VALUE
The Company has accounts receivable, accounts payable and accrued expenses for which the carrying value approximates fair value due to the short-term nature of these instruments. The carrying value of the Company’s long-term debt approximates fair value as the rates used approximate the market rates currently available to the Company at June 27, 2021 and December 31, 2020. Fair value measurements used in the impairment reviews of goodwill and intangible assets are Level 3 measurements.
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3 – Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
USE OF ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Estimates are used when accounting for items such as warranties, allowance for credit losses, estimated lives of property, plant and equipment, reserve for excess and obsolete inventories, recoverability of goodwill, intangible assets and other long-lived assets, customer co-operative
advertising, sales returns and allowances, tax positions, deferred tax assets, pension obligations and employee medical and prescription drug benefits self-insurance accrual.

RECENT ACCOUNTING PRONOUNCEMENTS
Accounting Standards Not Yet Adopted
In February 2016, the FASB issued ASU
2016-02,
Leases (Topic 842). The ASU is effective for private companies for annual reporting periods beginning after December 15, 2021 and early adoption is permitted. The ASU will require lessees to report most leases as assets and liabilities on the balance sheet. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.
In August 2018, the FASB issued ASU
2018-14,
Compensation – Retirements Benefits – Defined Benefit Plans – General (Subtopic
715-20).
The Company expects to adopt this ASU for annual reporting periods beginning after December 15, 2021 and early adoption is permitted. The ASU will update disclosure requirements for employers that sponsor defined benefit pension or other post retirement plans. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.
In December 2019, the FASB issued ASU
2019-12,
Simplifying the Accounting for Income Taxes (Topic 740) which is intended to simplify various aspects related to accounting for income taxes. The Company expects to adopt this ASU for annual reporting periods beginning after December 15, 2021 and early adoption is permitted. The ASU removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.
In March 2020, the FASB issued ASU
2020-04,
Reference Rate Reform (Topic 848). The ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. Adoption of the provisions of ASU
2020-04
are optional and are effective from March 12, 2020 through December 31, 2022. As of June 27, 2021, the Company did not adopt any expedients or exceptions under ASU
2020-04.
The Company will continue to evaluate the impact of ASU
2020-04
and whether it will apply the optional expedients and exceptions
.
SEGMENTS
The Company’s operations are managed and reported to its Chief Executive Officer (“CEO”), the Company’s chief operating decision maker, on a consolidated basis. The CEO assesses performance and allocates resources based on the consolidated results of operations. Under this organizational and reporting structure, the Company has one reportable segment.
RISKS AND UNCERTAINTIES
COVID-19 has adversely impacted global supply chain and general economic conditions. The Company has experienced disruptions and higher costs in manufacturing, supply chain, logistical operations, and shortages of certain Company products in distribution channels. The full extent of the impact of the COVID-19 pandemic on the Company’s business and operational and financial performance and condition is currently uncertain and will depend on many factors outside the Company’s control, including but not limited to the timing, extent, duration and effects of the virus and any of its mutations, the utilization and effectiveness of treatments and vaccines, the imposition of effective public safety and other protective measures, the further impact of COVID-19 on the global economy and demand for the Company’s products and services. Should the COVID-19 pandemic, including variants such as Delta, not improve or worsen, or if the Company’s attempt to mitigate its impact on its operations and costs is not successful, the Company’s business, results of operations, financial condition and prospects may be adversely affected.

2.	ACQUISITIONS
On November 11, 2020, the Company acquired Drake Automotive Group LLC (“Drake”). The purchase price was $49,104. The Company acquired 100% of the outstanding member units of Drake. The Company purchased Drake in order to acquire strong brands in the automotive aftermarket. The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed. Consideration for the assets acquired consisted of cash payments of $47,104 plus an earn out value of $2,000. The acquisition resulted in both amortizable and non-amortizable
intangibles and goodwill, totaling $32,441. The goodwill arising from the acquisition is primarily due to Drake’s strong market position. The goodwill and intangibles generated as a result of this acquisition are deductible for income tax purposes. The purchase price was funded from the proceeds of debt and cash on hand.
The purchase agreement included a potential contingent payment based on 2020 performance. The seller could earn up to an additional $2,000. The fair value of this contingent payment was determined to be $2,000 based on the likelihood of achieving the required financial performance at the time of the valuation. The earn out payment of $2,000 was paid in March 2021.
The allocation of the purchase price to the assets acquired and liabilities assumed was based on estimates of the fair value of the net assets as follows:

Cash	$205
Accounts receivable	3,947
Inventory	14,198
Property, plant and equipment	1,296
Other assets	189
Tradenames	7,715
Customer relationships	17,175
Goodwill	7,551
Accounts payable	(2,524)
Accrued liabilities	(648)

$49,104

The fair value of the acquired customer relationship intangible asset was estimated using the excess earnings approach. The customer relationship intangible asset is being amortized based on the attrition rate of customers which was determined to be 20 years. The fair value of the acquired tradenames intangible asset was estimated using the relief from royalty method, a form of the income approach. The tradenames were determined to have an indefinite life.
The contractual value of the accounts receivable acquired was $4,155.
On November 16, 2020, the Company acquired Simpson Performance Products, Inc. (“Simpson”). The purchase price was $117,409. The Company acquired 100% of the outstanding common stock of Simpson. The Company purchased Simpson in order to acquire strong brands in the automotive safety solutions market. The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed. Consideration for the assets acquired consisted of cash payments of $110,209 and an earn out initially valued at $7,200. The acquisition resulted in both amortizable and non-amortizable
intangibles and goodwill, totaling $107,618. The goodwill arising from the acquisition is primarily due to Simpson’s strong market position. The goodwill and intangibles generated as a result of this acquisition are not deductible for income tax purposes. The purchase price was funded from the proceeds of debt and cash on hand. The determination of the final purchase price allocation to specific assets acquired and liabilities assumed may change in future periods as the fair value estimate of work-in-process
and raw materials inventory is completed.

The purchase agreement included a potential contingent payment based on the performance for the twelve months ended October 3, 2021. The seller could earn up to an additional $25,000. The fair value of this contingent payment was initially determined to be $7,200 using the “Bull Call” option strategy utilizing the option values from the Black-Scholes Option Pricing Model. Based on actual performance and updated projections of Simpson’s performance for the earnout period, the fair value of the contingent payment was determined to be $24,373 as of March 28, 2021. Therefore, during the thirteen weeks ended March 28, 2021, an adjustment of $17,173 was recorded as expense which is recognized in acquisition and restructuring costs in the condensed consolidated statement of comprehensive income for the twenty-six
weeks ended June 27, 2021.
The determination of the final purchase price allocation to specific assets acquired and liabilities assumed was adjusted to reflect the final fair value estimate of finished goods inventory, as noted below. The allocation of the purchase price to the assets acquired and liabilities assumed was based on estimates of the fair value of the net assets as follows:

	November 16, 2020 (as initially reported)	Measurement Period Adjustments	November 16, 2020 (as adjusted)
Cash	$7,715	$—	$7,715
Accounts receivable	3,894	—	3,894
Inventory	19,265	(770)	18,495
Property, plant and equipment	5,952	—	5,952
Other assets	1,613	—	1,613
Tradenames	23,980	—	23,980
Customer relationships	28,770	—	28,770
Patents	2,720	—	2,720
Goodwill	51,305	843	52,148
Accounts payable	(2,483)	—	(2,483)
Accrued liabilities	(7,787)	—	(7,787)
Deferred tax liability	(12,993)	—	(12,993)
Debt	(4,615)	—	(4,615)

	$117,336	$73	$117,409

The fair value of the acquired customer relationship intangible asset was estimated using the excess earnings approach. The customer relationship intangible asset is being amortized based on the attrition rate of customers which was determined to be 20 years. The fair value of the acquired tradenames and patents intangible assets were estimated using the relief from royalty method, a form of the income approach. The tradenames were determined to have an indefinite life. The patents are being amortized over 10 years based on the weighted average remaining life of the patent portfolio.
The contractual value of the accounts receivable acquired was $3,894.
On December 18, 2020, the Company acquired Detroit Speed, Inc. (“Detroit Speed”). The purchase price was $11,297. The Company acquired substantially all of the assets and liabilities of Detroit Speed. The Company purchased Detroit Speed in order to acquire strong brands in the automotive aftermarket. The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed. Consideration for the assets acquired includes cash payments of $9,297 and Class A Units of Parent of $2,000. The acquisition resulted in both amortizable and non-amortizable
intangibles and goodwill, totaling $4,323. The goodwill arising from the acquisition is primarily due to Detroit Speed’s strong market position. The goodwill and intangibles generated as a result of this acquisition are partially deductible for income tax purposes. The purchase price was funded from cash on hand and distribution of Class A Units of Parent.

The allocation of the purchase price to the assets acquired and liabilities assumed was based on estimates of the fair value of the net assets as follows:

Cash	$1,784
Accounts receivable	418
Inventory	3,478
Property, plant and equipment	3,040
Other assets	215
Tradenames	1,127
Customer relationships	560
Goodwill	2,636
Accounts payable	(668)
Accrued liabilities	(1,019)
Deferred tax liability	(274)

$11,297

The fair value of the acquired customer relationship intangible asset was estimated using the excess earnings approach. The customer relationship intangible asset is being amortized based on the attrition rate of customers which was determined to be 10 years. The fair value of the acquired tradenames intangible asset was estimated using the relief from royalty method, a form of the income approach. The tradenames were determined to have an indefinite life.
The contractual value of the accounts receivable acquired was $418.
On April 14, 2021, the Company acquired Advance Engine Management Inc. doing business as AEM Performance Electronics (“AEM”). The purchase price was cash consideration of $51,566. The Company acquired substantially all of the assets and liabilities of AEM. The Company purchased AEM in order to acquire strong brands in the automotive aftermarket. The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the purchase price has been allocated based upon the preliminary fair value of the assets acquired and liabilities assumed. The acquisition resulted in both amortizable and non-amortizable
intangibles and goodwill, totaling $44,906. The goodwill arising from the acquisition is primarily due to AEM’s strong market position. The goodwill and intangibles generated as a result of this acquisition are deductible for income tax purposes. The purchase price was funded from cash on hand.
The determination of the purchase price allocation to specific assets acquired and liabilities assumed is incomplete for AEM. The purchase price allocation may change in future periods as the fair value estimates of assets and liabilities (including, but not limited to, accounts receivable, inventory, property, plant, and equipment, other assets, intangibles, accounts payable, and accrued liabilities). The allocation of the purchase price to the assets acquired and liabilities assumed was based on preliminary estimates of the fair value of the net assets as follows:

Accounts receivable	$3,454
Inventory	3,892
Property, plant and equipment	1,342
Other assets	493
Tradenames	10,760
Customer relationships	14,640
Patents	1,970
Technology intangibles	110
Goodwill	17,426
Accounts payable	(2,032)
Accrued liabilities	(489)

$51,566

The fair value of the acquired customer relationship intangible asset was estimated using the excess earnings approach. The customer relationship intangible asset is being amortized based on the attrition rate of customers which was determined to be 20 years. The fair value of the acquired tradenames and patents intangible assets were estimated using the relief from royalty method, a form of the income approach. The tradenames were determined to have an indefinite life. The patents are being amortized over 13 years based on the weighted average remaining life of the patent portfolio.
The contractual value of the accounts receivable acquired was $3,454.
The Company’s results for the thirteen weeks and
twenty-six
weeks ended June 27, 2021 include $5,437 of net sales and $687 of net income from AEM since the date of acquisition. The Company incurred transaction costs in the amount of $2,205 which are reflected in operating expenses in the thirteen weeks and twenty-six
weeks ended June 27, 2021.
The following table provides the unaudited consolidated pro forma results for the periods presented as if AEM had been acquired as of January 1, 2020.

	For the thirteen weeks ended		For the twenty-six weeks ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Pro forma net sales	$201,831	$131,825	$362,163	$244,042
Pro forma net income	25,345	13,574	23,168	18,150
The pro forma results include the effects of the amortization of purchased intangible assets and acquired inventory step-up.
The pro forma results are based upon unaudited financial information of the acquired entity and are presented for informational purposes only and are not necessarily indicative of the results of future operations or the results that would have occurred had the acquisitions taken place in the periods noted.
On May 24, 2021, the Company acquired Finspeed LLC (“Finspeed”). The purchase price was cash consideration of $2,505. The Company acquired substantially all of the assets and liabilities of Finspeed. The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed. The acquisition resulted in non-amortizable
intangibles of $268. The purchase price was funded from cash on hand.

3.	INVENTORY
Inventories of the Company consisted of the following:

	June 27, 2021	December 31, 2020
Raw materials	$41,875	$44,474
Work-in-process	16,921	12,946
Finished goods	76,037	76,508

	$134,833	$133,928

4.	PROPERTY, PLANT AND EQUIPMENT, NET
Property, plant and equipment of the Company consisted of the following:

	June 27, 2021	December 31, 2020
Land	$1,330	$1,330
Buildings and improvements	10,036	8,594
Machinery and equipment	46,829	44,690
Construction in process	14,861	8,088

Total property, plant and equipment	73,056	62,702
Less: accumulated depreciation	23,364	18,973

Property, plant and equipment, net	$49,692	$43,729

The Company’s long-lived assets by geographic locations are as follows:

	June 27, 2021	December 31, 2020
United States	$47,552	$42,264
International	2,140	1,465

Total property, plant and equipment	49,692	43,729

5.	INTANGIBLE ASSETS
Intangible assets consisted of the following:

	June 27, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Finite-lived intangible assets:
Customer relationships	$259,907	$(27,116)	$232,791
Tradenames	13,775	(3,726)	10,049
Technology	26,673	(7,858)	18,815

Total finite-lived intangible assets	$300,355	$(38,700)	$261,655

Indefinite-lived intangible assets:
Tradenames	$163,768	$—	$163,768

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Finite-lived intangible assets:
Customer relationships	$245,274	$(21,819)	$223,455
Tradenames	13,775	(3,369)	10,406
Technology	24,595	(6,674)	17,921

Total finite-lived intangible assets	$283,644	$(31,862)	$251,782

Indefinite-lived intangible assets:
Tradenames	$152,740	$—	$152,740
Amortization expense over the next five years is estimated to be:

2021 (excluding the twenty-six weeks ended June 27, 2021)	$7,131
2022	14,028
2023	13,866
2024	13,052
2025	13,016

6.	DEBT
Debt of the Company consisted of the following:

	June 27, 2021	December 31, 2020
First lien note	$540,587	$541,969
Second lien note	145,000	145,000
Other	4,544	4,701
Less unamortized debt issuance costs	(14,729)	(16,684)

	675,402	674,986

Less current portion of long-term debt	(5,528)	(5,528)

	$669,874	$669,458

The first lien note totals $600,000, comprising of two parts: a revolving component with maximum borrowings of $50,000, and a $550,000 term loan. Interest is based on LIBOR or the prime rate at the Company’s option, plus the applicable margin rate. Interest is due monthly for the prime rate loans and every one to three months for the LIBOR rate loans. The interest rate for the first lien note LIBOR rate loans was 5.2% at June 27, 2021 and December 31, 2020. There were no prime rate loans as of June 27, 2021 or December 31, 2020. Principal payments of $1,382 are due on a quarterly
basis. The note is secured by the assets of the Company and the revolving credit facility matures in
October 2023
, while the term loan matures in
October 2025
. The note requires that the Company maintain a certain fixed charge coverage ratio. At June 27, 2021, the Company was in compliance with all financial covenants. In addition, the Company had outstanding letters of credit under the note, which totaled $1.2 million at June 27, 2021 and December 31, 2020.

The second lien note totals $145,000. Interest is based on LIBOR or the prime rate at the Company’s option, plus the applicable margin rate. Interest is due monthly for the prime rate loans and every one to three months for the LIBOR rate loans. The interest rate for the second lien note LIBOR rate loan was 8.6% and 8.7% at June 27, 2021 and December 31, 2020, respectively. The note is secured by a second lien on the assets of the Company and matures in October 2026. The note requires that the Company maintain a certain fixed charge coverage ratio. At June 27, 2021, the Company was in compliance with all financial covenants. Sentinel Capital Partners Junior Fund I, a related party, holds a portion of the second lien note and the outstanding balance at June 27, 2021 and December 31, 2020 was $20,000.
Future maturities of long-term debt and amortization of debt issuance costs as of June 27, 2021 are as follows:

	Debt	Debt Issuance Costs
2021 (remaining six months)	$4,148	$1,955
2022	5,528	3,618
2023	5,528	3,344
2024	5,528	3,090
2025	519,855	2,450
Thereafter	149,544	272

	$690,131	$14,729

7.	REVENUE
The principal activity from which the Company generates its revenue is the manufacturing and distribution of after-market automotive parts for its customers, comprised of resellers and end users. The Company recognizes revenue at a point in time, rather than over time, as the performance obligation is satisfied when customer obtains control of the product upon title transfer and not as the product is manufactured or developed. The amount of revenue recognized is based on the purchase order price and adjusted for revenue allocated to variable consideration (i.e. estimated rebates, co-op
advertising, etc.).
The Company collects sales tax and other taxes concurrent with revenue-producing activities which are excluded from revenue. Shipping and handling costs incurred after control of the product is transferred to our customers are treated as fulfillment costs and not a separate performance obligation.
The Company allows customers to return products when certain Company-established criteria are met. These sales returns are recorded as a charge against gross sales in the period in which the related sales are recognized, net of returns to stock. Returned products, which are recorded as inventories, are valued at the lower of cost or net realizable value. The physical condition and marketability of the returned products are the major factors considered in estimating realizable value. The Company also estimates expected sales returns and records the necessary adjustment as a charge against gross sales.
The Company’s payment terms with customers are customary and vary by customer and geography but typically range from 30 to 365 days. The Company elected the practical expedient to disregard the possible existence of a significant financing component related to payment on contracts, as the Company expects that customers will pay for the products within one year. The Company has evaluated the terms of our arrangements and determined that they do not contain significant financing components. Additionally, as all contracts with customers have an expected duration of one year or less, the Company has elected the practical expedient to exclude disclosure of information regarding the aggregate amount and future timing of performance obligations that are unsatisfied or partially satisfied as of the end of the reporting period. The Company provides limited warranties on most of its products against certain manufacturing and other defects. Provisions for estimated expenses related to product warranty are made at the time products are sold. Refer to Note 13 for more information.

The following table summarizes total revenue by product category:

	For the thirteen weeks ended		For the twenty-six weeks ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Electronic systems	$90,724	$69,852	$164,275	$127,122
Mechanical systems	42,565	29,819	81,269	55,835
Exhaust	22,790	18,971	42,616	34,157
Accessories	17,992	6,654	31,019	15,339
Safety	18,970	—	34,194	—

Total sales	$193,041	$125,296	$353,373	$232,453

The following table summarizes total revenue based on geographic location from which the product is shipped:

	For the thirteen weeks ended		For the twenty-six weeks ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
United States	$187,993	$125,296	$345,570	$232,453
Italy	5,048	—	7,803	—

Total sales	$193,041	$125,296	$353,373	$232,453

8.	INCOME TAXES
The Company’s effective income tax rate is based on expected income, statutory rates and tax planning opportunities available in the various jurisdictions in which it operates. For interim financial reporting, the Company estimates the annual income tax rate based on projected taxable income for the full year and records a quarterly income tax provision or benefit in accordance with the anticipated annual rate. The Company refines the estimates of the year’s taxable income as new information becomes available, including actual year-to-date
financial results. This continual estimation process often results in a change to the expected effective income tax rate for the year. When this occurs, the Company adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date
provision reflects the expected income tax rate. Significant judgment is required in determining the effective tax rate and in evaluating tax positions.

	For the thirteen weeks ended		For the the twenty-six weeks ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Provision for income taxes	$5,790	$2,827	$10,556	$4,144
Effective tax rates	20.1%	18.4%	33.4%	19.3%
For the thirteen weeks ended June 27, 2021 and June 28, 2020, the Company’s effective tax rates of 20.1% and 18.4%, respectively differed from the 21% federal statutory rate primarily due to permanent differences.
For the
twenty-six
weeks ended June 27, 2021, the difference between the Company’s effective tax rate of 33.4% and the 21% federal statutory rate resulted primarily from the permanent difference related to the increase in the Simpson earnout liability recognized during the thirteen weeks ended March 28, 2021. For the twenty-six
weeks ended June 27, 2020, the difference between the Company’s effective tax rate of 19.3% and the 21% federal statutory rate resulted primarily from permanent differences.

9. BENEFIT PLANS
The following summarizes the components of net periodic benefit cost for the defined benefit pension plan:

	For the thirteen weeks ended		For the twenty-six weeks ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Components of Expense
Service cost	$36	$40	$72	$80
Interest cost	38	48	76	96
Expected return on plan assets	(61)	(64)	(122)	(128)
Amortization of net loss	5	—	10	—

Net periodic benefit cost	$18	$24	$36	$48

We made matching contributions totaling $526 and $411 to our 401(k) plan during the second quarter of 2021 and 2020, respectively. We made matching contributions totaling $1,000 and $802 to our 401(k) plan during the twenty-six
weeks ending June 27, 2021 and June 28, 2020, respectively.
We made contributions of $98 and $111 to our defined contribution pension plan during the second quarter of 2021 and 2020, respectively. We made contributions of $117 and $183 to our defined contribution pension plan during the twenty-six
weeks ending June 27, 2021 and June 28, 2020, respectively.

10.	EQUITY-BASED COMPENSATION PLANS
As of June 27, 2021, the amount of unvested profit interest units (“PIUs”) was 31,481, with a weighted average grant date fair value of $.27.
During the
twenty-six
weeks ended June 27, 2021 and June 28, 2020, 903 and 798 PIUs were fully vested, respectively, with a total grant-date fair value of $262 and $235 in 2021 and 2020, respectively. As of June 27, 2021, the total compensation cost related to nonvested PIUs, which vest related to service-based criteria, not yet recognized and the weighted-average period over which it’s expected to be recognized is $1,475 and 2.9 years, respectively.
During the
twenty-six
weeks ended June 27, 2021, no PIUs were issued, expired or forfeited.

11.	LEASE COMMITMENTS
The Company is obligated under various operating leases for manufacturing facilities, equipment and automobiles. Leases have a remaining term of one to ten years some of which have an option to renew. The aggregate future minimum fixed lease obligations under operating leases for the Company as of June 27, 2021, are as follows:

2021 (excluding the twenty-six weeks ended June 27, 2021)	$3,636
2022	5,743
2023	4,445
2024	3,200
2025	2,560
Thereafter	10,615

For the thirteen weeks ended June 27, 2021 and June 28, 2020, total rent expense under operating leases approximated $1,979 and $1,062, respectively. For the twenty-six
weeks ended June 27, 2021 and June 28, 2020, total rent expense under operating leases approximated $3,672 and $2,369, respectively. Taxes, insurance and maintenance expenses relating to all leases are obligations of the Company.

12.	ACQUISITION, RESTRUCTURING AND MANAGEMENT FEE COSTS
During the thirteen weeks ended June 27, 2021 the Company incurred $4,334 of acquisition, restructuring and management fee costs comprised of the following: (1) $2,172 of professional fees for legal, accounting, consulting, administrative, and other professional services directly attributable to potential acquisitions; (2) $504 incurred as part of the restructuring of operations including professional and consulting services; and (3) $1,658 of acquisition costs and management fees paid to Sentinel Capital Partners, a related party.
During the
twenty-six
weeks ended June 27, 2021 the Company incurred $24,048 of acquisition, restructuring and management fee costs comprised of the following: (1) $17,173 reflecting a fair value adjustment to the contingent consideration payable from the Simpson acquisition (2) $3,211 of professional fees for legal, accounting, consulting, administrative, and other professional services directly attributable to potential acquisitions; (3) $1,125 incurred as part of the restructuring of operations including professional and consulting services; and (4) $2,539 of acquisition costs and management fees paid to Sentinel Capital Partners, a related party.
During the thirteen weeks ended June 28, 2020 the Company incurred $3,998 of acquisition, restructuring and management fee costs comprised of the following: (1) $145 of professional fees for legal, accounting, consulting, administrative, and other professional services directly attributable to potential acquisitions; (2) $2,973 incurred as part of the restructuring of operations including professional and consulting services; and (3) $880 of acquisition costs and management fees paid to Sentinel Capital Partners, a related party.
During the
twenty-six
weeks ended June 28, 2020 the Company incurred $6,303 of acquisition, restructuring and management fee costs comprised of the following: (1) $1,163 of professional fees for legal, accounting, consulting, administrative, and other professional services directly attributable to potential acquisitions; (2) $3,369 incurred as part of the restructuring of operations including professional and consulting services; and (3) $1,771 of acquisition costs and management fees paid to Sentinel Capital Partners, a related party.

13.	COMMITMENTS AND CONTINGENCIES
The Company is a party to various lawsuits and claims in the normal course of business. While the lawsuits and claims against the Company cannot be predicted with certainty, management believes that the ultimate resolution of the matters will not have a material effect on the consolidated financial position or results of operations of the Company.
The Company generally warrants its products against certain manufacturing and other defects. These product warranties are provided for specific periods of time depending on the nature of the product. The accrued product warranty costs are based primarily on historical experience of actual warranty claims and are recorded at the time of the sale.

The following table provides the changes in the Company’s accrual for product warranties which is classified as a component of accrued liabilities in the condensed consolidated balance sheets.

	For the thirteen weeks ended		For the twenty-six weeks ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Beginning balance	$2,868	$3,211	$3,989	$3,454
Accrued for current year warranty claims	2,479	2,060	3,436	3,927
Settlement of warranty claims	(2,419)	(2,309)	(4,497)	(4,419)

Ending balance	$2,928	$2,962	$2,928	$2,962

14.	SUBSEQUENT EVENTS
On July 16, 2021 we consummated a business combination (“Business Combination”) pursuant to that certain Agreement and Plan of Merger dated March 11, 2021 (the “Merger Agreement”), by and among Empower Ltd. (“Empower”), Empower Merger Sub I Inc., a direct wholly owned subsidiary of Empower (“Merger Sub I”), Empower Merger Sub II LLC, a direct wholly owned subsidiary of Empower (“Merger Sub II”), and Holdings.
The Merger Agreement provided for, among other things, the following transactions: (i) Merger Sub I merged with and into Holdings, the separate corporate existence of Merger Sub I ceased and Holdings became the surviving corporation and a wholly owned subsidiary of Empower, and (ii) Holdings merged with and into Merger Sub II, the separate corporate existence of Holdings ceased and Merger Sub II became the surviving limited liability company and a wholly owned subsidiary of Empower. Upon closing, Empower changed its name to Holley Inc. and its trading symbol on the New York Stock Exchange from “EMPW” to “HLLY.”
The Business Combination will be accounted for as a reverse recapitalization. Holdings was deemed the accounting acquirer with Holley Inc. as the successor registrant. As such, Empower will be treated as the acquired company for financial reporting purposes, and financial statements for periods prior to the Business Combination will be those of Holdings.
In connection with the Business Combination, 24,000,000 shares of common stock in Holley Inc. were purchased in a private placement for a total aggregate purchase price of $240,000. Per the Merger Agreement, $100,000 of these proceeds were used to partially pay off Holdings’ second-lien note.